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                                                                       EXHIBIT 5




                          [Tonkon Torp LLP Letterhead]

                                  June 1, 2000



To the Board of Directors
    of Key Technology, Inc.
150 Avery Street
Walla Walla, Washington  99362-1668


                              Key Technology, Inc.
                       Registration Statement on Form S-4
                          (Registration No. 333-36920)


               We have acted as counsel to Key Technology, Inc., an Oregon corporation (the "Company"), in connection with preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (Registration No. 333-36920), as amended by Amendment No. 1 thereto (the "Registration Statement"). The Registration Statement relates to the registration of (1) 1,575,849 shares of the Company's Series B convertible preferred stock, $0.01 par value per share, (2) 423,739 Warrants to purchase the Company's common stock and (3) 1,672,815 shares of the Company's common stock issuable upon the conversion of the Series B preferred stock, the conversion of the Company's Series C preferred stock and the exercise of the Warrants (collectively, the "Securities"). The Securities may be issued pursuant to that certain Agreement and Plan of Merger by and among the Company, KTC Acquisition Corp. and Advanced Machine Vision Corporation, effective February 15, 2000, or the Agreement by and among with the Company, KTC Acquisition Corp., Advanced Machine Vision Corporation and FMC Corporation, dated April 24, 2000 (the "Agreement").

               In our capacity as such counsel, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Agreement and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate for the purposes of the opinion hereinafter expressed.

               Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the following opinions:


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Key Technology, Inc.
June 1, 2000
Page 2



               1. The Securities have been duly authorized by the Company.

               2. The Securities, when issued as described in the Registration Statement or the Agreement, will be validly issued, fully paid and non-assessable.

               We are members of the bar of the State of Oregon and are expressing our opinion only as to matters of Oregon law.

               This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent.

               We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the heading "Legal Matters" in the related prospectus.



                                                   Very truly yours,



                                                   /s/ Tonkon Torp LLP

                                                   Tonkon Torp LLP